Exhibit 10.31

Effective as of December 20, 2016
Dear Jim:
As of the date hereof, Lands' End, Inc. (the "Company") provides you with commuting benefits pursuant to the terms of your employment letter agreement with the Company effective as of January 27, 2016, which are scheduled to expire on January 27, 2017. The commuting benefits you have received since January 26, 2016 have included temporary corporate housing in the Dodgeville, Wisconsin area and have been provided on a tax grossed-up basis. In recognition of your services as Co-Interim Chief Executive Officer through March 6, 2017, the Company shall, subject to your continued employment with the Company, continue to provide you with commuting benefits (including temporary corporate housing) on a tax grossed-up basis through August 31, 2017 on the same terms and conditions as you are eligible to receive such commuting benefits today.

Sincerely,

LANDS' END, INC.

By: /s/ Kelly Ritchie
Name: Kelly Ritchie
Title: Senior Vice President,
Employee and Customer Services

Accepted and agreed this 20th day of December 2016

/s/ James Gooch
James Gooch